Exhibit 99.01


Contact: Adelphia Communications Corporation
Timothy J. Rigas
Executive Vice President
(814) 274-9830

     ADELPHIA COMMUNICATIONS TO ACQUIRE HARRON COMMUNICATIONS CABLE SYSTEMS
                               FOR $1.17 BILLION

Coudersport, April 12, 1999. Adelphia Communications Corporation ("Adelphia") (NASDAQ:ADLAC) today announced the signing of a definitive agreement for the purchase of the cable television systems owned by Harron Communications Corp. ("Harron") for $1.17 billion. Adelphia estimates that the transaction will close during the March 2000 quarter. Proforma for this and other previously announced pending acquisitions, Adelphia will become the fourth largest operator of cable television systems in the United States, serving approximately 5.0 million subscribers.

Tim Rigas, Executive Vice President and Chief Financial Officer of Adelphia, said "The Rigas family is very much aware of the commitment, dedication and contributions that the Harron family has made to both their cable subscribers and to the cable television industry over the past three and a half decades. Their presence has added greatly to both the rich history and impressive success of the industry. These systems are an excellent strategic fit with Adelphia's existing operations in Pennsylvania and New England. This acquisition increases our presence in New England to nearly 800,000 customers and increases our subscriber base in the greater Philadelphia region to approximately 250,000 customers. Not only do these systems provide a hand in glove strategic fit for the Company, but the purchase price and timing of the close of this acquisition are consistent with Adelphia continuing to improve its balance sheet and achieving its leverage targets."

Paul Harron, President and CEO of Harron Communications commented, "Harron has served cable customers since 1963. We have a record of excellence for the quality of our service, the professionalism and dedication of our people, and the significant contributions we have made throughout the years in the communities we serve. Given the convergence of video, voice and data technologies and heightened competitive forces, it is becoming increasingly evident that consolidation in the industry needs to continue in order to offer customers advanced services and the highest levels of customer service and technical support. The decision to divest our cable interests has been a difficult one for me and my family; however, I have enormous respect for John Rigas (Chairman and CEO of Adelphia) and his family. I have every confidence that Harron's customers will be served by a company committed to delivering advanced services both in the short and long term. Both strategically and operationally, Harron is a good fit for Adelphia. Our companies have similar histories and cultures, which should facilitate a smooth integration of our operations."

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Harron's markets have been characterized historically by high growth rates and favorable demographics. Internal subscriber growth has averaged over 3.0% annually during the last five years. Median income and housing start rates for the areas in which the Harron systems operate continue to exceed national averages.

Adelphia expects to be able to consolidate the majority of the Harron systems' cable headends with existing Adelphia system headends. Additionally, at closing approximately 67% of Harron's cable plant will be 750 MHz. At closing, Harron is expected to have approximately 300,000 basic subscribers in New England, Pennsylvania and Michigan. The Harron acquisition is subject to certain customary conditions, including regulatory and other approvals.

Proforma for expected operating and programming expense savings, Harron is expected to generate revenues of $139 million and $153 million for the years ended December 31, 1999 and December 31, 2000, respectively. On the same basis, the systems are expected to generate EBITDA of $76 million and $84 million, respectively, for the same periods.

Adelphia's current business operations include cable entertainment; competitive local exchange telephone services; high-speed Internet access; long distance telephone service; paging and security.

This press release contains forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding expected revenue and operating cash flow results in the future. These statements are based on a number of assumptions and estimates that inherently are subject to significant risks, uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information on potential factors and risks that could affect future results are contained in the Company's reports and filings with the Securities and Exchange Commission.

This press release and additional information is available at www.adelphia.net/finance/.